Commercial Assets, Inc.

                        Subsidiaries as of March 17, 2000



Casa Encanta Commercial, L.L.C.
CAX Acquisition Corp.
CAX Cannery, L.L.C.
CAX Cypress Greens II, L.L.C.
CAX Cypress Greens, L.L.C.
CAX DTR Securitization Corp.
CAX La Casa Blanca East, L.L.C.
CAX La Casa Blanca Mini-Storage, L.L.C.
CAX La Casa Blanca, L.L.C.
CAX Lakeshore, L.L.C.
CAX New Era Homes, L.L.C.
CAX Rancho Mirage, L.L.C.
CAX Riverside II, L.L.C.
CAX Riverside III, L.L.C.
CAX Riverside Maintenance, L.L.C.
CAX Riverside, L.L.C.
CAX Saddlebrook, L.L.C.
CAX Savanna, L.L.C.
CAX White Sands, L.L.C.
Commercial Assets Finance, Inc.
Fiesta MHP Investors, L.L.C.
Fiesta SPE, L.L.C.
Fiesta/Encanta MHP, L.L.C.
Lakeshore Utilities, Inc.
Lakeshore Utilities, L.L.C.
Riverside Golf Course and Marina, L.L.C.
Riverside Utilities, L.L.C.
Royal Palm Village, L.L.C.
Southern Palms MHP, L.L.C.